Exhibit 99.1

Q1 news release FOR THE THREE MONTHS ENDED MARCH 31, 2011

Calgary, April 28, 2011

Imperial Oil announces estimated first-quarter financial and operating results

First quarter

(millions of dollars, unless noted)	2011	2010	%

Net income (U.S. GAAP)	781	476	64

Net income per common share - assuming dilution (dollars)	0.91	0.56	64

Capital and exploration expenditures	859	900	(5)

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

“Imperial Oil delivered a first quarter of solid results with earnings of $781 million or $0.91 per share, up from $476 million in the first quarter of 2010. The 64 percent earnings increase resulted from improved industry refining margins, higher Syncrude and Cold Lake production and lower refinery planned maintenance activities. These factors were partially offset by the unfavourable foreign exchange effects of the stronger Canadian dollar. Reliability and expense management improvements in all operating segments allowed us to capture higher crude oil realizations in the Upstream and improved margins in petroleum product markets.

Our long-term business approach continues to support robust activity and exceptional growth, while achieving operational excellence in our base business. Capital and exploration expenditures were $859 million in the first quarter, funded from cash flow generated from operations. Our ability to deliver on the elements we can control, while meeting our objective of continuous improvement will continue to reward our shareholders in the future.”

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with a coast-to-coast supply network that includes about 1,850 retail service stations.

First quarter items of interest

•	Net income was $781 million, compared with $476 million for the first quarter of 2010, an increase of 64% or $305 million.

•	Net income per common share was $0.91, an increase of 64% from the first quarter of 2010.

•	Cash generated from operating activities was $959 million, compared with $914 million in the same period last year when changes in working capital contributed more cash flow.

•	Capital and exploration expenditures were $859 million, compared with $900 million in the first quarter of 2010, supporting the Kearl oil sands and other growth projects.

•

Gross oil-equivalent barrels of production averaged 310,000 barrels a day, compared with 291,000 barrels a day in the same period last year. Seven percent higher production volumes in the first quarter were primarily due to increased Syncrude and Cold Lake production.

•

Kearl oil sands project update – The Kearl initial development is nearly 60 percent complete and is progressing on schedule with expected start-up in late 2012. The Kearl development plan is being reconfigured from a three-phase to a two-phase strategy. Production from the initial development will be at 110,000 barrels of bitumen a day. A second phase expansion with debottlenecking of both phases will be used to reach the regulatory capacity of 345,000 barrels a day as approved under the original three-phase strategy. Full lease unit development costs are expected to remain the same.

•

Mackenzie natural gas project update – In January, the federal cabinet issued Governor-in-Council approvals required for the project to proceed. This conclusion of the regulatory process is a significant milestone for the project.

•

Horn River pilot project update – Drilling has begun on Imperial’s multi-well horizontal pilot production pad to evaluate longer term well productivity and cost performance. Proposed start up is late 2012. Imperial continues to view the Horn River Basin as a highly prospective area with the potential for significant resource and production volume additions.

•

Cold Lake achieves production record – Cold Lake production established a first quarter production record and averaged 157,000 barrels a day, compared to 148,000 barrels a day in Q1 2010 and 147,000 barrels a day in Q4 2010. This increase is due to contributions from new wells steamed in 2010 partially offset by the cyclic nature of production at Cold Lake.

•

Syncrude achieves production record – Improved reliability enabled Syncrude to establish a new first quarter record for synthetic crude oil production at 28.9 million barrels. Syncrude is an integrated mining, extraction and upgrading facility and Imperial has a 25 percent interest in the joint venture.

•

United Way record donation – Imperial Oil and ExxonMobil Canada employees and contractors contributed a record $4.2 million to United Way-Centraide campaigns across Canada in 2010. Imperial has been a loyal supporter of United Way for more than 25 years.

First quarter 2011 vs. first quarter 2010

The company’s net income for the first quarter of 2011 was $781 million or $0.91 a share on a diluted basis, compared with $476 million or $0.56 a share for the same period last year.

Earnings in the first quarter were higher than the same quarter in 2010 primarily due to stronger industry refining margins of about $175 million, higher Syncrude and Cold Lake volumes of about $100 million and lower refinery planned maintenance activities of about $85 million. These factors were partially offset by the unfavourable foreign exchange effects of the stronger Canadian dollar of about $70 million. Reliability and expense management improvements in all operating segments allowed the capture of higher crude oil realizations in the Upstream and improved margins in petroleum product markets.

Upstream net income in the first quarter was $528 million, $84 million higher than the same period of 2010. Earnings increased primarily due to higher volumes and lower maintenance costs at Syncrude totaling about $80 million. Earnings were also positively impacted by higher Cold Lake bitumen production of about $30 million and higher crude oil commodity prices of about $30 million. These factors were partially offset by the unfavourable foreign exchange effects of the stronger Canadian dollar of about $50 million.

The average price of Brent crude oil in U.S. dollars, a common benchmark for world oil markets, was $105.01 a barrel in the first quarter of 2011, up almost 40 percent from the corresponding period last year. The company’s average realizations on sales of Canadian conventional crude oil and synthetic crude oil from Syncrude production also increased. The company’s average bitumen realizations in the first quarter were about ten percent lower than that in the first quarter of 2010, reflecting a widened price spread between the lighter crude oils and Cold Lake bitumen, primarily due to continuing impacts from third party pipeline integrity issues on heavy oil markets.

Gross production of Cold Lake bitumen averaged 157 thousand barrels a day during the first quarter, up from 148 thousand barrels in the same quarter last year. Higher volumes were the result of the ongoing development drilling program partially offset by the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the first quarter was 80 thousand barrels a day, versus 67 thousand barrels in the first quarter of 2010. Increased production was primarily the result of improved mining and upgrading reliability as well as lower planned maintenance activities.

Gross production of conventional crude oil averaged 22 thousand barrels a day in the first quarter, down from 24 thousand barrels the same period last year, due to natural reservoir decline.

Gross production of natural gas during the first quarter of 2011 was 269 million cubic feet a day, down from 273 million cubic feet in the same period last year. The lower production volume was a result of natural reservoir decline.

Net income from Downstream was $276 million in the first quarter of 2011, $237 million higher than the same period a year ago. Earnings benefited from stronger industry refining margins of about $175 million due in part to favourably priced crude mix processed and improved demand for petroleum products, as well as the favourable impact of about $85 million associated with lower planned refinery maintenance activities. These factors were partially offset by the unfavourable effects of the stronger Canadian dollar of about $20 million.

Chemical net income was $38 million in the first quarter, $39 million higher than the same quarter last year. Improved industry margins across all product channels, lower costs due to lower planned maintenance activities, and higher polyethylene sales volumes were the main contributors to the increase.

First quarter 2011 vs. first quarter 2010 (continued)

Net income effects from Corporate and other were negative $61 million in the first quarter, compared with negative $6 million in the same period of 2010. Unfavourable earnings effects in the first quarter were primarily due to changes in share-based compensation charges.

In the first quarter, cash flow generated from operating activities was $959 million, and $822 million was invested in additions to property, plant and equipment, mostly associated with the Kearl oil sands and other growth projects. The company’s balance of cash was $301 million at March 31, 2011, compared with $267 million at the end of 2010.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2010 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2011

	Three Months
millions of Canadian dollars, unless noted	2011	2010

Net income (U.S. GAAP)
Total revenues and other income	6,871	6,166
Total expenses	5,820	5,515
Income before income taxes	1,051	651
Income taxes	270	175
Net income	781	476

Net income per common share (dollars)	0.92	0.56
Net income per common share - assuming dilution (dollars)	0.91	0.56

Gain/(loss) on asset sales, after tax	4	4

Total assets at March 31	22,008	18,335

Total debt at March 31	755	139
Interest coverage ratio - earnings basis (times covered)	336.4	307.1

Other long-term obligations at March 31	2,880	2,679

Shareholders' equity at March 31	11,764	9,943
Capital employed at March 31	12,551	10,118
Return on average capital employed (a) (percent)	21.7	18.4

Dividends on common stock
Total	93	85
Per common share (dollars)	0.11	0.10

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	854.1	854.2

(a) Return	on capital employed is net income excluding after-tax cost of financing divided by the average rolling four
quarters'	capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2011

	Three Months
millions of Canadian dollars	2011	2010

Total cash and cash equivalents at period end	301	534

Net income	781	476
Adjustment for non-cash items:
Depreciation and depletion	188	182
(Gain)/loss on asset sales	(6)	(4)
Deferred income taxes and other	(90)	2
Changes in operating assets and liabilities	86	258
Cash from (used in) operating activities	959	914

Cash from (used in) investing activities	(806)	(807)
Proceeds from asset sales	14	6

Cash from (used in) financing activities	(119)	(86)

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2011

	Three Months
millions of Canadian dollars	2011	2010

Net income (U.S. GAAP)
Upstream	528	444
Downstream	276	39
Chemical	38	(1)
Corporate and other	(61)	(6)
Net income	781	476

Revenues and other income
Upstream	2,339	2,209
Downstream	6,067	5,192
Chemical	420	353
Eliminations/Other	(1,955)	(1,588)
Total	6,871	6,166

Purchases of crude oil and products
Upstream	861	787
Downstream	4,769	4,187
Chemical	307	276
Eliminations	(1,957)	(1,589)
Purchases of crude oil and products	3,980	3,661

Production and manufacturing expenses
Upstream	599	602
Downstream	337	370
Chemical	43	58
Production and manufacturing expenses	979	1,030

Capital and exploration expenditures
Upstream	818	855
Downstream	36	38
Chemical	2	6
Corporate and other	3	1
Capital and exploration expenditures	859	900

Exploration expenses charged to income included above	37	87

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2011

Operating statistics	Three Months
	2011	2010

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	157	148
Syncrude	80	67
Conventional	22	24
Total crude oil production	259	239
NGLs available for sale	6	6
Total crude oil and NGL production	265	245

Gross natural gas production (millions of cubic feet a day)	269	273

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	310	291

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	120	118
Syncrude	75	60
Conventional	16	17
Total crude oil production	211	195
NGLs available for sale	4	5
Total crude oil and NGL production	215	200

Net natural gas production (millions of cubic feet a day)	249	237

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	256	240

Cold Lake blend sales (thousands of barrels a day)	211	201
NGL Sales (thousands of barrels a day)	9	12
Natural gas sales (millions of cubic feet a day)	251	264

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	81.18	74.54
NGL realizations (a barrel)	60.48	55.53
Natural gas realizations (a thousand cubic feet)	3.85	5.20
Synthetic oil realizations (a barrel)	93.24	82.24
Bitumen realizations (a barrel)	55.76	62.25

Refinery throughput (thousands of barrels a day)	452	439
Refinery capacity utilization (percent)	89	87

Petroleum product sales (thousands of barrels a day)
Gasolines	210	204
Heating, diesel and jet fuels	166	145
Heavy fuel oils	26	33
Lube oils and other products	36	39
Net petroleum products sales	438	421

Petrochemical Sales (thousands of tonnes)	272	248

(a) Gas	converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2011

	Net income (U.S. GAAP) (millions of Canadian dollars)	Net income per common share (dollars)

2007
First Quarter	774	0.82
Second Quarter	712	0.76
Third Quarter	816	0.88
Fourth Quarter	886	0.97
Year	3,188	3.43

2008
First Quarter	681	0.76
Second Quarter	1,148	1.29
Third Quarter	1,389	1.57
Fourth Quarter	660	0.77
Year	3,878	4.39

2009
First Quarter	289	0.34
Second Quarter	209	0.25
Third Quarter	547	0.64
Fourth Quarter	534	0.63
Year	1,579	1.86

2010
First Quarter	476	0.56
Second Quarter	517	0.61
Third Quarter	418	0.49
Fourth Quarter	799	0.95
Year	2,210	2.61

2011
First Quarter	781	0.91